Exhibit 3.8
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MAGNACHIP SEMICONDUCTOR SA HOLDINGS LLC
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of MAGNACHIP SEMICONDUCTOR SA HOLDINGS LLC, a Delaware limited liability company (the “Company”), is adopted as of December ___, 2004 (the “Effective Date”), by MAGNACHIP SEMICONDUCTOR LLC, a Delaware limited liability company (“Sole Member”), as the Sole Member of the Company.
     The Company was formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”), pursuant to a Certificate of Formation that was filed on the Effective Date with the Secretary of State of Delaware. This Agreement is the limited liability company agreement of the Company. The Company shall be governed by the Act and this Agreement.
     Sole Member is the sole member of the Company. As provided in the Act, the entire management of the Company is vested in the Sole Member as the sole member. Sole Member may from time to time in its discretion appoint one or more Officers to conduct the Company’s business and affairs on Sole Member’s behalf, each of whom shall serve in such capacity until he or she is unable to fulfill the obligations of such office. The Company shall initially have a President, Vice President, Secretary, and Treasurer having the following powers and duties and responsibilities to the Company:
     (a) President. Subject to any limitations imposed by this Agreement, the Act, any employment agreement with the Company or Sole Member, any employee plan or any determination by Sole Member, the President, subject to the general control of Sole Member, shall be the chief operating officer of the Company and, as such, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its Officers, employees and agents, shall supervise generally the affairs of the Company, and shall have full authority to execute all documents and take all actions that the Company may legally take. Any person or entity dealing with the Company may rely on the authority of the President as to all such Company actions without further inquiry. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or Sole Member, including the duties and any powers stated in any employment agreement with the Company or Sole Member.
     (b) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or Sole Member, including the duties and any powers stated in any employment agreement with the Company or Sole Member.

     (c) Secretary. The Secretary shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties commonly incident to his office and shall perform such other duties and have such other powers as may, from time to time, be assigned to him by this Agreement, Sole Member or the President.
     (d) Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, Sole Member or the President. The Treasurer, subject to the order of Sole Member, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, Sole Member or the President may designate from time to time.
     (e) No Restrictions on Transfers. Notwithstanding any other provision in this Agreement, no consent of the Sole Member shall be required to permit (i) the Sole Member to pledge its sole membership interest as security for a loan to such Sole Member or any affiliate of such Sole Member, or (ii) a pledgee of the Sole Member’s membership interest in the Company to transfer such membership interest in connection with such pledgee’s exercise of its rights and remedies with respect thereto, or to permit such pledgee to be substituted for the Sole Member under this Agreement in connection with such pledgee’s exercise of such rights and remedies.
     (f) Certification of Membership Interest. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. This provision shall not be amended, and any purported amendment to this provision shall not take effect until all outstanding certificates have been surrendered for cancellation.
     As of the Effective Date, Sole Member hereby appoints the following individuals as Officers of the Company as indicated:

Dipanjan Deb	President

Paul C. Schorr, IV	Vice President & Treasurer

Roy Kuan	Vice President & Secretary
     Sole Member intends that the Company be disregarded as a separate entity for Federal income tax purposes pursuant to Treasury Regulations § 301.7701-3. Accordingly, no election to the contrary shall be filed by or on behalf of the Company and all income, gain, loss, deduction and credit of the Company shall be reported by Sole Member on its returns.

     IN WITNESS WHEREOF, Sole Member has duly executed this Amended and Restated Limited Liability Company Agreement as of the Effective Date.

SOLE MEMBER MAGNACHIP SEMICONDUCTOR LLC
By:	/s/ Robert Krakauer
	Name:	Robert Krakauer
	Title:	Director